As filed with the Securities and Exchange Commission on January 30, 2004

Registration No. 333-108397

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FRONTIER FUND

(a Delaware Statutory Trust)

(Exact Name of Registrant as Specified in its Charter)

Delaware	6799	38-6815533
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Equinox Fund Management, LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 (303) 837-0600 (Address and telephone number of registrant’s principal executive offices)	Richard E. Bornhoft, President Equinox Fund Management, LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 (303) 837-0600 (Name, address and telephone number of agent for service)

Copies to:

Michael F. Griffin, Esq.

J. P. Bruynes, Esq.

Dorsey & Whitney LLP

250 Park Avenue New York, New York 10177 (212) 415-9222

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Series of Securities to be Registered	Maximum Aggregate Number of Securities to be Offered	Proposed Maximum Aggregate Offering†	Amount of Registration Fee‡

Balanced Series-1	1,100,000	$110,000,000	$11,669.90
Balanced Series-2	275,000	$27,500,000	$3,232.35
Graham Series-1	400,000	$40,000,000	$4,243.60
Graham Series-2	100,000	$10,000,000	$1,175.40
Beach Series-1	300,000	$30,000,000	$3,182.70
Beach Series-2	75,000	$7,500,000	$881.55
C-View Currency Series-1	100,000	$10,000,000	$1,060.90
C-View Currency Series-2	25,000	$2,500,000	$293.85
Dunn Series-1	100,000	$10,000,000	$1,060.90
Dunn Series-2	25,000	$2,500,000	$293.85
Total Units of Beneficial Interest	2,500,000	$250,000,000	$27,095.00

†	The proposed maximum aggregate offering has been calculated assuming that all Units are sold during the Initial Offering Period at the price of $100 per Unit.
‡	The amount of the registration fee for each Series of Units is calculated in reliance upon Rule 457(o) under the Securities Act and using the proposed maximum aggregate offering as described above. The amount of the registration fee for 2/5 of the offering of each Series of Units ($100,000,000 aggregate), submitted for registration on August 29, 2003, has been calculated at a rate of $80.90 per million dollars of registered securities. The remaining 3/5 of the offering of each Series of Units ($150,000,000 aggregate) has been calculated at the recently-enacted rate of $126.70 per million dollars of registered securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE FRONTIER FUND

The date of this Part II is January 30, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The expenses to be incurred in connection with the offering are as follows:

Description	Amount
Securities and Exchange Commission filing fee	$27,095.00
NASD filing fee	$25,500.00
Printing	$75,000.00
Legal fees and expenses	$830,000.00
Accounting fees	$260,000.00
Blue Sky registration fees and expenses	$32,405.00
Miscellaneous	$0.00
Total	$1,250,000.00

Item 14.    Indemnification of Directors and Officers.

Reference is made to Section 4.6 of Article IV at pages 27 to 28 of the Registrant’s Amended and Restated Declaration of Trust and Trust Agreement dated August 8, 2003, annexed to the Prospectus as Exhibit A, which provides for indemnification of the Managing Owner and Affiliates of the Managing Owner under certain circumstances.

Item 15.    Recent Sales of Unregistered Securities.

On August 21, 2003, the Registrant sold 10 Units of each Series to the Managing Owner for $6,000. No underwriting discount or sales commission was paid or received with respect to this sale. The Registrant claims an exemption from registration for this transaction based on Section 4(2) of the Securities Act of 1933, as amended, as a sale by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    The following documents (unless otherwise indicated) are filed herewith and made a part of this Registration Statement:

1.1	Form of Selling Agent Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents

4.1	Declaration of Trust and Amended and Restated Trust Agreement of the Registrant (annexed to the Prospectus as Exhibit A)

4.2	Form of Subscription Agreement (annexed to the Prospectus as Exhibit B)

4.3	Form of Exchange Request (annexed to the Prospectus as Exhibit C)

4.4	Form of Request for Redemption (annexed to the Prospectus as Exhibit D)

4.5	Form of Privacy Notice (annexed to the Prospectus as Exhibit E)

5.1	Opinion of Dorsey & Whitney LLP as to legality

5.2	Opinion of Richards, Layton & Finger as to legality and inter-Series liability

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8.1	Opinion of Dorsey & Whitney LLP as to income tax matters

10.1	Form of Escrow Agreement among the Registrant, Equinox Fund Management, LLC and the U.S. Bank National Association, Denver Colorado

10.2	Form of Brokerage Agreement between each Trading Company and UBS Securities, LLC

10.21	Form of Brokerage Agreement between each Trading Company and Banc of America Futures Incorporated

10.3	Form of Advisory Agreement among the Registrant, the Trading Company, Equinox Fund Management, LLC, and each Trading Advisor

23.1	The consent of Deloitte & Touche is included as part of the Registration Statement

23.2	The consent of Dorsey & Whitney LLP is included as part of the Registration Statement

23.3	The tax consent of Dorsey & Whitney LLP is included as part of the Registration Statement

(b)	The following financial statements are included in the Prospectus:

1.	The Frontier Fund

(i)	Independent Auditors’ Report.

(ii)	Statement of Financial Condition as of December 31, 2003.

(iii)	Notes to Statement of Financial Condition.

2.	Equinox Fund Management, LLC

(i)	Independent Auditors’ Report.

(ii)	Consolidated Statement of Financial Condition as of December 31, 2003.

(iii)	Notes to Consolidated Statement of Financial Condition.

All schedules have been omitted as the required information is inapplicable or is presented in the Statements of Financial Condition or related notes.

Item 17.    Undertakings.

Registrant undertakes (a) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (b) that, for the purposes of determining any liability under the Act, each such post-effective amendment be deemed to be a new Registration Statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to the Managing Owner of Registrant, including its directors, officers and controlling persons, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for expenses incurred in a successful defense) is asserted against Registrant by the Managing Owner under the Declaration of Trust and Trust Agreement or otherwise, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Pre-Effective Amendment No. 4 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of January, 2004.

THE FRONTIER FUND

By:	Equinox Fund Management. LLC Managing Owner

By:	/s/ RICHARD E. BORNHOFT
Richard E. Bornhoft President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 4 to Form S-1 Registration Statement has been signed below by the following persons in their capacities as directors or officers of Equinox Fund Management, LLC, the Managing Owner of the Registrant, on the dates indicated below.

Signature	Title	Date

/s/ RICHARD E. BORNHOFT Richard E. Bornhoft	President, Chief Executive Officer and manager of Executive Committee	January 30, 2004

/s/ RON S. MONTANO Ron S. Montano	Secretary and Chief Administration Officer	January 30, 2004

/s/ BRENT BALES	Chief Financial Officer	January 30, 2004
Brent Bales

/s/ JOHN C. PLIMPTON John C. Plimpton	Member of Executive Committee	January 30, 2004

/s/ JOHN ZUMBRUNN John Zumbrunn	Member of Executive Committee	January 30, 2004

(Being the principal executive officer, the principal financial officer, the principal accounting officer and a majority of the members of the Executive Committee of Equinox Fund Management, LLC)

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